Exhibit 10.1
[RENEGY LETTERHEAD]
January 16, 2009
Robert M. Worsley
3418 N. Val Vista Dr.
Mesa, Arizona 85213
Re:     Amendment of your Employment Agreement dated May 8, 2007, as amended by that certain Letter Agreement dated October 1, 2008
Dear Bob:
     This letter agreement is intended to amend certain provisions and to clarify and confirm our mutual understanding concerning certain aspects of your Employment Agreement, dated May 8, 2007, between you and the Company, as amended by the certain Letter Agreement, dated October 1, 2008, between you and the Company (your “Employment Agreement”).
     You agree that 50% of your Base Salary to be earned for the period between January 1, 2009 and March 31, 2009 will be payable in restricted stock instead of cash. Accordingly, your Base Salary, which is currently $400,000 on an annual basis, for the period between January 1, 2009 and March 31, 2009 will be payable as follows, subject to your continued employment with the Company and the terms of your Employment Agreement:
(i)	$50,000 will be payable in cash in accordance with normal payroll practices; and

(ii)	$50,000 will be payable in the form of 100,000 shares of the Company’s restricted stock issued as of January 16, 2009 and vesting in full on March 31, 2009.
     Notwithstanding any provision in your Employment Agreement to the contrary, you agree and acknowledge that the amendment to the payment terms of your Base Salary (as set forth above) shall not constitute “Good Reason” as that term is defined in your Employment Agreement.
     The intent of this letter agreement is for all payments made hereunder to comply with the requirements of Section 409A; to the extent any terms of this letter agreement are ambiguous, such terms shall be interpreted in accordance with such intent.
     Except as described in the above amendments, this letter agreement does not change your Employment Agreement in any way. All capitalized terms not defined herein shall have the meaning ascribed thereto in the Employment Agreement.

     This instrument may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     Please confirm you understanding and agreement to the above by signing in the place indicated below.

Very truly yours, RENEGY HOLDINGS, INC.
/s/ Robert W. Zack
Name:	Robert W. Zack
Title:	Chief Financial Officer

Agreed and Accepted:

/s/ Robert M. Worsley Robert M. Worsley